EXHIBIT 14.1

RALPH LAUREN CORPORATION
CODE OF BUSINESS CONDUCT & ETHICS
(Amended and Restated as of August 6, 2015)
The Code of Business Conduct and Ethics (the “Code”) sets forth basic principles to guide you in your day-to-day activities as an employee, officer or director of Ralph Lauren Corporation or any of its subsidiaries (the “Company”). The Code should be read together with other Company policies and procedures, including the policies and procedures set out in the Company’s employee handbook. It does not cover every legal or ethical issue that you may confront at the Company. Indeed, no Code can attempt to anticipate the myriad issues that arise in a business as global and dynamic as our Company. However, by following this Code and other Company policies and procedures and applying sound judgment to your activities, you can help ensure the Company’s continued success and its reputation as a good corporate citizen. Violations of this Code may subject you to disciplinary action up to and including termination of employment. In addition, a violation of any of these policies may result in legal action against you by the Company and/or other government authorities. For more information, including resources you may contact if you have questions about this Code or other Company policies, see the Company Resources section at the end of this Code. You may find the Company policies referenced in this Code on the Company’s intranet, Polo Express.
Follow Both the Letter and the Spirit of the Law
As a global business, the Company is subject to numerous laws and regulations in jurisdictions around the world. Following both the letter and the spirit of these laws requires that you avoid not only actual misconduct but also even the appearance of impropriety. Assume that any action you take could ultimately be publicized, and consider how you and the Company would be perceived. When in doubt, stop and reflect. Ask questions. The Company strongly encourages and expects you to discuss freely any concerns you may have. In particular, if you are unclear about the applicability of the law to your job responsibilities, or if you are unsure about the legality or integrity of a particular course of action, you should seek the advice of the Legal Department. You should never assume that an activity is acceptable merely because others in the industry engage in it. Trust your instincts- if something does not appear to be lawful or ethical, it may not be.
Competition and Fair Dealing
The Company seeks to further its success as a global leader in the fashion industry fairly and honestly through superior design and performance. Every employee, officer and director must therefore always keep the best interests of the Company’s clients paramount and endeavor to deal fairly with suppliers, vendors, competitors, the public and one another. No one should take unfair advantage of anyone through manipulation, abuse of confidential information, misrepresentation of facts or any other unfair dealing practice.
Many of the countries where the Company does business have laws prohibiting practices that interfere with fair competition in the marketplace, including, but not limited to:

•	Agreeing or consulting with competitors on prices or production, i.e. “price fixing”

•	Agreeing with competitors regarding bids to be submitted during auction, i.e. “bid rigging”

•	Agreeing with competitors not to deal with certain vendors, suppliers, or customers, i.e. “group boycotting”

•	Agreeing with competitors to split territories or customers, i.e. “territory or customer allocation”
You should be cautious in your conversations with the Company’s competitors and avoid discussion of any of the above topics. The Company is expected to comply with all applicable competition laws wherever the Company does business. Failure to comply with these competition laws could result in serious fines and/or penalties for the Company and the individuals involved. If you have any questions about how competition laws may apply to a particular business situation, contact the Legal Department for guidance.
Gifts and Entertainment
Gifts and entertainment may create an inappropriate expectation or feeling of obligation. You and members of your family may not accept gifts or special favors (other than an occasional non-cash gift of less than $200) from any person or organization with which the Company has a current or potential business relationship. Further, business gifts to, and entertainment of, non-government employees in connection with business discussions or the development of business relationships are only appropriate if they are in the ordinary course of business and their value is modest. If you have any questions about the appropriateness of a business gift or expense, you should contact the Legal Department. See the Company’s Gift Giving and Receiving Policy for more information.
Giving gifts to, or entertaining, government employees, whether in the United States or in other countries, may be illegal. The United States Foreign Corrupt Practices Act, for example, prohibits giving anything of value, directly or indirectly, to any “foreign official” for the purpose of obtaining or retaining business. In addition, virtually every country has enacted a domestic anti-bribery statute. Check with the Legal Department if you have any questions about the acceptability of conduct under these laws or the rules of a country in which you are doing business, including whether prior Company approval is required. See the Company’s Anti-Bribery and Corruption Policy for more information.
Conflicts of Interest
All employees, officers and directors have an obligation to act in the best interests of the Company. You should avoid any activity, interest or association outside the Company that could impair your ability to perform your work objectively and effectively or that could give the appearance of interfering with your responsibilities on behalf of the Company or its clients.
A conflict of interest may also occur as a result of the actions, employment or investments of an immediate family member. Therefore, you must consider the impact of your immediate family on your compliance with this Code. For this purpose, “immediate family” includes your spouse or domestic partner, parents, grandparents, children, siblings, nieces, nephews, and cousins, as well as your spouse’s or domestic partner’s parents, grandparents, children, siblings, nieces, nephews and cousins.
In reviewing your compliance with the Company’s policies, you must solicit information from all members of your immediate family who live in your household. While you do not need to solicit information from other members of your family, you must inform the Legal Department if you are aware of any matters involving an immediate family member that might be a violation of the Company’s policies.
It is not possible to describe every situation in which a conflict of interest may arise. The following are examples of situations that may raise a conflict of interest (unless permitted by law and Company policies):

•
Accepting special favors, cash, gifts, discounts, services or anything else of non-nominal value (usually valued at more than $200) as a result of your position with the Company from any person or organization with whom the Company has a current or potential business relationship

•	Competing with the Company for the purchase or sale of property, services or other interests

•
Acquiring an interest in a transaction involving the Company, a customer or supplier (excluding routine investments in publicly traded companies unless an employee’s judgment might be affected by such investment)

•	Directing business to a supplier owned or managed by, or which employs, an immediate family member, other relative or friend

•	Receiving a personal loan or guarantee of an obligation as a result of your position with the Company

•
Working in any capacity for a competitor, supplier, customer or vendor while an employee of the Company or participating in any activity that competes with or diverts income opportunities away from the Company

Employees and officers must promptly report any potential relationships, actions or transactions (including those involving immediate family members) that reasonably could be expected to give rise to a conflict of interest to their manager and the Legal Department. In addition, employees who intend to seek outside employment of any kind while remaining a Company employee should notify their managers and the Legal Department of their interest and obtain approval from both before accepting such other employment.
Directors should also disclose any actual or potential conflicts of interest to the Chairman of the Board of Directors (the “Board”) and the General Counsel. All directors must recuse themselves from any Board discussion or decision affecting their personal, business or professional interests.
Political Activity
Consistent with United States federal law, the Company does not make political contributions to United States candidates for federal office, national political party committees or other federal political committees. The Company prohibits donations to political action or legislative advocacy groups or any other organizations whose prime purpose is to influence legislation. In addition, the Company requires that any donation that it may make to an organization that has a division that supports political action or influences legislation not be used to support these initiatives. The Company does not have a political action committee.
The Company respects and supports your right to participate in the political process. If you choose to contribute your personal time, money, or resources to any political activity, you should make clear at all times that your views and actions are your own, and not those of the Company.
Corporate Opportunities
You owe a duty to the Company to advance its interests. You may not use your position or corporate property or information for personal gain and may not take Company opportunities for sales or purchases of products, services or interests for yourself. Business opportunities that arise as a result of your position in the Company or through the use of corporate property or information belong to the Company.

Confidential and Personal Information; Data Privacy
Confidential information generated and gathered in our business is a valuable asset. Protecting this information from unauthorized use and disclosure is critical to the Company’s continued success, reputation for integrity and business relationships with its suppliers, licensees and customers. Accordingly, you should maintain all confidential information in strict confidence, except when disclosure is authorized by the Company or required by law.
For purposes of this Code, “confidential information” includes the Company’s proprietary and/or trade secret information, as well as the proprietary and/or trade secret information disclosed or entrusted to the Company by its licensees, suppliers, customers or other persons with whom the Company has a business relationship.
In addition, “confidential information” includes non-public information relating to the Company’s:

•	Designs for products, advertising and promotional materials and store environments

•	Business and marketing analyses, plans, strategies and methods

•	Financial, sales and pricing information

•	Product and services information, know-how, formulas, processes, systems and technologies

•	Client books, records and databases

•	Techniques and programs for finding, analyzing and distributing data or information
“Confidential information” also includes, but is not limited to, the following types of personal information about the Company’s employees, customers, contractors, licensees, suppliers, vendors or competitors:

•	E-mail or physical addresses

•	Telephone numbers

•	Credit card, bank account, or other financial information

•	Social Security numbers or other government-issued identification information

•	Employee medical information maintained by the Company in accordance with applicable law

•	Any other personally identifiable information
If you have access to this type of information during your affiliation with the Company, you must treat such information with care so that the Company may comply with all applicable privacy and data protection laws around the world. You should exercise caution in handling, storing and/or destroying personal or confidential information. This type of information should only be used for legitimate business purposes and not for personal gain.
Unauthorized use or distribution of confidential information not only violates Company policy, but it may be illegal. Such use or distribution could result in negative consequences for both the Company and the individuals involved, including potential legal and/or disciplinary actions. Your obligation to protect the

Company’s proprietary and confidential information continues even after you leave the Company and you must return all such information in your possession upon your departure.
If an employee has access to the confidential information of any other company as a result of prior employment or otherwise, the employee may not disclose, use or rely upon that information in any fashion in performing any work for the Company. Employees concerned that an assignment with the Company may jeopardize another company’s proprietary and/or trade secret information should contact Human Resources and/or the Legal Department immediately.
Nothing in this Code, however, is intended to or shall be deemed to interfere with or restrict the right of employees to discuss their terms and conditions of employment with others or to exercise any other right protected by the National Labor Relations Act or other applicable law.
See the Company’s Information Security and Privacy Policies for more information. If you have any questions about these policies, contact the Legal Department or the Global IT Service Desk for guidance.
Company Systems and Assets
Company policies regulate use of the Company’s systems, including telephones, computer networks, electronic mail and remote access capabilities. Generally, you should use the Company’s systems and property only for legitimate Company business. Under no conditions may you use the Company’s system to view, store or send unlawful, offensive or other inappropriate materials. In addition, protecting Company assets against loss, theft, waste or other misuse is the responsibility of every employee, officer and director. Any suspected misuse should be reported to your manager and the Legal Department. In addition, please consult the Company’s other employment policies for information about the Company’s Make a Difference program and how to report violations anonymously, and for further information about the Company’s Electronic Communications and other IT policies.
Intellectual Property
The Company’s intellectual property rights, which include its brands, logos, trademarks, trade secrets, and any other copyrighted, patented or proprietary material, are some of its most valuable assets. It is critical that these intellectual property rights be safeguarded against unauthorized use or disclosure, and that all authorized usage of our intellectual property be consistent with the Company’s brand image and reputation. You are expected to protect the Company’s intellectual property. If you see any potential instances of unauthorized use of the Company’s intellectual property, including, for example, counterfeit merchandise bearing the Company’s name, logos or trademarks, you should promptly notify the Legal Department.
Misuse of Inside Information
Using inside information to trade securities, or to “tip” a family member, friend or any other person, is illegal. All non-public information about the Company that might have a significant impact on the price of the Company’s securities, or that a reasonable investor would be likely to consider important in making an investment decision with respect to the Company’s securities, should be considered inside information. You may never, under any circumstances, trade, encourage others to trade or recommend securities or other financial instruments based on (and in some circumstances, while in the possession of) inside information.
The misuse of inside information may result in disciplinary action by the Company, up to and including termination of your employment. Misusing inside information may also result in civil and criminal penalties, including imprisonment.

To protect against insider trading or even the appearance of insider trading, the Company has a Securities Trading Policy governing employee, officer and director trading, which is contained elsewhere in this handbook. You are required to familiarize yourself and comply with the Securities Trading Policy. If you have any questions about your ability to buy or sell securities, you should contact the Company’s securities trading desk at RLTrading@RalphLauren.com. For more information, see the Company’s Securities Trading Policy and the FAQ on the employee stock trading process on Polo Express.
Provide Fair and Truthful Disclosures to the Public
The Company has a responsibility under the law to communicate effectively so that the public is provided with full and accurate information in all material respects. To the extent that you are involved in the preparation of materials for dissemination to the public, you should be careful to ensure that the information in these materials is truthful, accurate and complete. In particular, the Company’s senior financial officers, executive officers and directors shall endeavor to promote full, fair, accurate, timely and understandable disclosure in the Company’s public communications, including documents that the Company files with or submits to the United States Securities and Exchange Commission (the “SEC”) and other regulators. If you become aware of a materially inaccurate or misleading statement in a public communication, you should report it immediately to the Legal and Investor Relations Departments. For more information, see the Company’s Regulation FD Policy.
Employees are not allowed to discuss any Company-related information with the media unless specifically authorized by the Company. This type of information would include, but is not limited to, any information relating to the Company’s sales, products, employees, finances or other information not generally known to the public. If an employee is contacted by a member of the press, including any author or writer, the employee should not respond to the request and must refer the inquiry to the Corporate Communications Department. If an employee receives a request for information from any governmental agency or legal counsel, the employee should not respond to the request and must refer the individual or agency to the Legal Department. For more information, see the Company’s Media Policy.
Maintain Accurate Books and Records
The Company must maintain accurate and complete books and records. Every business transaction undertaken by the Company must be recorded correctly and in a timely manner in the Company’s books and records. The Company therefore expects you to be candid and accurate when providing or entering information for these documents and systems. You are specifically prohibited from making false or misleading entries in the Company’s books and records. In particular, senior financial officers must endeavor to ensure that financial information, including the Company’s books and records, is correct and complete in all material respects.
Treat Others with Respect and Dignity
Consistent with our core values, including respect for individuals and cultures, the Company is committed to a workplace in which all individuals are treated with dignity and respect without regard to race, color, religion, sex, gender, gender identity, sexual orientation, marital status, age, ethnic or national origin, disability, veteran status and any other characteristic prohibited by applicable law. Each individual should have the ability to work in an environment that promotes equal employment opportunities and prohibits discriminatory practices, including harassment. Therefore, the Company expects that all relationships among persons in the workplace will be professional and free of bias, harassment or violence.

Misconduct, including discrimination, harassment, retaliation or other forms of unprofessional behavior, even if not unlawful, may subject you to disciplinary action by the Company up to and including termination. In addition, conduct that is unlawful may subject you to civil, and in some cases criminal, liability.
You should refer to the Company’s Fair Employment Practice Policy and Anti-Harassment Policy contained in the Company’s employee handbook for information regarding the Fair Employment Practice Department and specific procedures for reporting unprofessional behavior.
The Company has adopted a separate Code of Ethics for Principal Executive Officers and Senior Financial Officers that is posted on its Investor Relations website (http://investor.ralphlauren.com).
Promote a Safe and Healthy Working Environment
The Company is committed to conducting its business in compliance with all applicable environmental and workplace health and safety laws and regulations. The Company strives to provide a safe and healthy work environment for employees and to avoid adverse impact and injury to the environment and communities in which it conducts its business. Achieving this goal is the responsibility of all employees, officers and directors.
International Trade and Boycott Laws
International trade laws affect the import and export of goods, services, information and technology across national borders, and may apply to certain aspects of the Company’s business.
The Company is also required to comply with the anti-boycott laws of the United States, which are intended to prevent the Company from taking any action in support of a boycott imposed by one country upon another country that is considered “friendly” to the United States. Requests to support boycotts are often found in documents such as shipping instructions, certificates of origin, or letters of credit. If you become aware of any such request, you should contact the Legal and Customs Compliance Departments.
Failure to comply with these international trade and boycott laws could result in serious fines and/or penalties for the Company and the individuals involved. If you have any questions about how these laws may apply in the areas where you work or in the countries where you do business, contact the Legal or Customs Compliance Departments for guidance.
ENFORCEMENT & ADMINISTRATION OF THE CODE
Reporting Violations
You are the Company’s first line of defense against unethical business practices and violations of the law. If you observe or become aware of any conduct that you believe may be unethical or unlawful-whether by another employee or a consultant, supplier, licensee or other third party-you must communicate that information to your direct manager or other persons designated under the Company’s policies and procedures. If appropriate or necessary (including if you reported a concern and feel that it was not properly acted upon), you may make a report to the Legal Department. All reported concerns will be appropriately reviewed or investigated and appropriate steps will be taken to stop any violation and prevent its recurrence.
If your concerns relate to the conduct of the Chief Executive Officer, any other senior executive or financial officer or a member of the Board, you may report your concerns to the General Counsel, who will notify the Chair of the Audit Committee of the Company’s Board (the “Audit Committee”) if the allegations of unlawful or unethical conduct have merit. You may report concerns regarding accounting, internal controls or auditing matters pursuant to the Procedures for Reporting and Investigating Employee Complaints Regarding Accounting, Internal Controls and Auditing Matters section of this Code below.
If you prefer to report an allegation anonymously, you must provide enough information about the incident or situation to allow the Company to investigate properly.
If you are a supervisor, you have an additional responsibility to take appropriate steps to stop any misconduct that you are aware of and to prevent its recurrence. Supervisors that do not take appropriate action may be held responsible for failure to supervise properly.
The Company will not tolerate any kind of retaliation for reports or complaints regarding the misconduct of others that were made in good faith. Open communication of issues and concerns by all employees without fear of retribution or retaliation is vital to the continued success of the Company. Unless appropriate Company management learns of a problem, the Company cannot deal with it. Concealing improper conduct often compounds the problem and may delay or hamper responses that could prevent or mitigate actual damage. If you have any questions regarding your obligations under this Code, you should promptly contact the Legal Department.
Consequences of Violating the Code
If you are an employee or officer, this Code forms part of the terms and conditions of your employment at the Company. Employees, officers and directors are expected to cooperate in internal investigations of allegations of violations of the Code and actual violations may subject you to the full range of disciplinary action, including-with respect to employees and officers-discharge from the Company. Violations of this Code may also constitute violations of law and may result in civil or criminal penalties.
Waivers and Amendments
Any waivers of the provisions of this Code for executive officers or directors may be granted only in exceptional circumstances by the Board and will be promptly disclosed to the Company’s shareholders as required by applicable law, rule or regulation.
Amendments to this Code must also be approved by the Board. It is your responsibility to continue to be familiar with the Code as it may be revised from time to time.
PROCEDURES FOR REPORTING AND INVESTIGATING EMPLOYEE COMPLAINTS REGARDING ACCOUNTING, INTERNAL CONTROLS AND AUDITING MATTERS
Purpose
It is the policy of the Company to promote ethical behavior. The Company recognizes that each employee has an important role to play in achieving this goal. This Procedures for Reporting and Investigating Employee Complaints Regarding Accounting, Internal Controls and Auditing Matters section of the Code governs the procedure by which employees (either by name or anonymously) can notify representatives of the Company’s management and the Audit Committee of potential violations or concerns regarding accounting, internal controls and auditing matters. This section of the Code also sets forth the mechanism by which the Company will respond to, and keep records of, any reports or complaints from employees regarding such potential violations or concerns.
It is important to note that nothing in this Code, nor in any other Company employment policy or agreement entered into with any employee, will act to prohibit any employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with any SEC rules, or any other whistleblower protection provisions of state or federal law or regulation, and no employee will require notification or prior approval by the Company of any such reporting.
Conduct Regarding Accounting, Internal Controls and Auditing Matters
Employees are strongly encouraged to report any misconduct that they become aware of in the course of their employment or otherwise in connection with their employment. The Company expects employees to report the following conduct in accordance with the Reporting Alleged Violations or Concerns section of this Code below:

•	Criminal conduct

•	Fraud or deliberate error in the preparation, evaluation, review or audit of any of our financial statements

•	Fraud, misappropriation or other questionable practices related to the preparation or maintenance of our financial records

•	Misrepresentations or false statements to or by a senior officer or outside accountant regarding a matter contained in our financial records, financial reports or audit reports

•	Deviations from full and fair reporting of our financial condition

•	Failure to comply with, or efforts to circumvent, our internal compliance policies or internal controls
Reporting Alleged Violations or Concerns
NOTE: The following procedures should be used only to report potential violations or concerns regarding accounting, internal controls and auditing matters.
To report any other matter, please speak with your supervisor, manager or other appropriate personnel, consistent with the other reporting procedures set forth in this Code or as provided elsewhere in the Company’s policies. However, if appropriate or necessary (or if an employee reported a concern and feels that it was not properly acted upon), an employee may make a report to any of the following individuals by letter, e-mail or telephone:
The General Counsel:
Avery Fischer
625 Madison Avenue
New York, NY 10022
The Chief Executive Officer:
Ralph Lauren
650 Madison Avenue
New York, NY 10022

The Chairman of the Audit Committee:
Frank A. Bennack, Jr.
c/o The Hearst Corporation
300 West 57th Street
New York, NY 10019
An employee may sign the correspondence, use an e-mail that identifies him or her as the sender or disclose his or her name in the phone call. An employee may also communicate anonymously. Anonymous letters, e-mails and phone calls will be investigated and acted upon in the same manner as if the identity of the sender were known. Signed correspondence will be acknowledged by the recipient.
You do not need absolute proof of misconduct to make a report or complaint, but we expect that you would have some basis for voicing your concerns. It will not always be clear that any particular action rises to the level of misconduct or illegal conduct. You should use your judgment. We would prefer that you raise concerns and not keep them to yourself. If you make a report in good faith and it turns out that you were wrong, your concern will be nonetheless appreciated and will not subject you to disciplinary action.
All reports should contain as much specific information as possible to allow the appropriate personnel to conduct an investigation of the reported matter. All material information that the employee knows regarding the allegation or concern should be included. The Company may, in its reasonable discretion, determine not to commence an investigation if a complaint contains only unspecified or broad allegations of wrongdoing without appropriate informational support.
Investigation of Complaints
Upon receipt, complaints or reports will be forwarded to the Audit Committee. The Audit Committee or its member designee shall then make a determination whether a reasonable basis exists for commencing an investigation into the matter. To assist in making this determination, the Audit Committee or its member designee may conduct an initial, informal inquiry. Members of management and other parties may become involved in the initial inquiry based on their oversight responsibilities or expertise.
If the Audit Committee or its member designee determines that a reasonable basis exists for conducting a formal investigation into the complaint or report, the Audit Committee shall direct and supervise the Company’s investigation. The Audit Committee has overall responsibility for implementation of this Code, and may retain independent legal counsel, accountants and other advisors as it deems necessary to conduct an investigation in accordance with this Code and its charter.
Confidentiality
To the extent possible, all reports and complaints will be handled in a confidential manner. In no event should information concerning a report or complaint be released to persons without a specific need to know about it. The Audit Committee’s determination with respect to any report or complaint submitted pursuant to this Code will be communicated to the employee who made it, unless he or she is anonymous, and to the appropriate members of management.

Corrective Action
The Audit Committee, with the input of Company management, if requested, will determine the validity of a report or complaint and any corrective action to be taken. Management shall take such corrective action, including, where appropriate, reporting any violation to the relevant federal, state or regulatory authorities. Directors, officers and employees who are found to have violated any laws, governmental regulations or Company policies will face appropriate disciplinary action, which may include demotion or discharge.
No Retaliation for Submitting Complaints, Providing Information or Participating in Investigations
Neither the Company nor any of its employees may discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee who: (a) provides information regarding any conduct encouraged to be reported under this Code that the employee in good faith believes has occurred to any supervisor or manager; (b) submits a complaint pursuant to this Code regarding any conduct encouraged to be reported under this Code that the employee in good faith believes has occurred, even if after investigation the Company determines that there has not been a violation; or (c) participates in, or otherwise assists, in good faith, with a proceeding relating to conduct encouraged to be reported under this Code. Disciplinary action will be taken against any supervisor who retaliates, directly or indirectly, or encourages others to do so, against an employee who takes any of the above-mentioned actions.
Reporting and Retention of Complaints and Documents
The General Counsel shall maintain a log of certain reports or complaints submitted pursuant to this Code, tracking their receipt, investigation and resolution. All written or e-mail complaints or reports, along with the General Counsel’s log and any written results of any investigations, shall be retained by the Company according to its Record Retention Policy.
Compliance with this Code
All employees are required to follow the procedures outlined herein and to cooperate with any investigation initiated pursuant to this Code. The Company must have the opportunity to investigate and remedy any alleged violations or employee concerns. Disciplinary action may be taken against employees for violating this Code.
This Code does not constitute a contractual commitment of the Company. This Code does not change the at-will employment status of an employee. Specifically, employment is for an indefinite period of time and is terminable at any time with or without cause.

Company Resources

If you have a question about…	…you should…
Anti-bribery and corruption laws	Contact: Legal Department Review: Anti-Bribery and Corruption Policy
Boycott requests	Contact: Legal and Customs Compliance Departments
Competition laws	Contact: Legal Department
Conflicts of interest	Contact: Legal Department
Data privacy or confidential information	Contact: Legal Department or Global IT Service Desk Review: Information Security and Privacy Policies
Discrimination or harassment	Contact: Human Resources or Fair Employment Practice Departments
Giving or receiving gifts	Contact: Legal Department Review: Gift Giving and Receiving Policy
International trade laws	Contact: Legal and Customs Compliance Departments
Political activities	Contact: Legal Department Review: Donations and Charitable Contributions Policy
Securities trading	Contact: RLTrading@RalphLauren.com Review: Securities Trading Policy; FAQ on employee stock trading
Trademark, copyright, or other intellectual property issues	Contact: Legal Department
Concerns or potential violations of the Code	If your question or concern is related to:
	Conduct of the CEO, a senior or financial officer or a member of the Board	Contact: General Counsel
	Accounting, internal controls or auditing matters	Contact: General Counsel, CEO, or Chairman of the Audit Committee
Any other potential violation of the Code
Contact: Your supervisor or appropriate personnel designated under the relevant Company policies or procedures*
*However, if appropriate or necessary in your judgment, you may also contact the Legal Department, or the General Counsel, CEO, or Chairman of the Audit Committee

**General questions about the Code may be directed to the Legal Department.**

External Inquiries

If you receive inquiries from…	…you should…
Media or press	Contact: Corporate Communications Department Review: Media Policy
Anyone asking about the Company’s financial performance	Contact: Legal and Investor Relations Departments Review: Regulation FD Policy
Any government agency or legal counsel	Contact: Legal Department
The resources above are not intended to be exhaustive and do not cover every policy the Company may have in place. You should regularly check the Company’s list of policies on the Company’s intranet, Polo Express, and familiarize yourself with all of the policies, as they may be updated from time to time.